EUA SYSTEM                        Exhibit G
                                 CREDIT LINES

                                                                    EFFECTIVE
                       TOTAL                            EXPIRATION  BORROWING
      BANKS *       CREDIT LINE        ARRANGEMENTS        DATE      COST **

BANK OF NEW YORK    $40,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

CITIBANK, N.A.      $15,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

STATE STREET BANK   $15,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

BANK OF BOSTON      $10,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

                    $10,000,000    FEE - NONE            06-30-96    8.7500%

SHAWMUT, N.A.       $20,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

                    $10,000,000    FEE - NONE            06-30-96    8.7500%

SANWA               $10,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

BAYBANK             $10,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

CREDIT LYONNAIS     $10,000,000    FEE - 3/16% x LINE    06-30-96    8.9375%

                   $150,000,000




(*) THE CREDIT LINES, BORROWINGS AND ARRANGEMENTS FOR ANY BANK LISTED ABOVE, AND IN THE AGGREGATE, MAY INCREASE, DECREASE OR CHANGE.
     THE AVAILABILIITY OF CERTAIN LINES ARE CURRENTLY BEING REVIEWED AND ADDITIONAL BANKS MAY BE ADDED TO THE ABOVE LIST.

(**) ASSUMES BORROWING AND PRIME RATE OF 8.75%.


AS OF 10/05/95